EXHIBIT 14.1

Table of Contents

Letter to Directors and Employees from the CEO	2

Message from the Corporate Compliance Officer	3

Code of Business Conduct / Ethical Business Practice	4

Corporate Policies

Antitrust & Competition	6

Bribery	7

Confidential Information	8

Conflicts of Interest	9

Equal Opportunity Employer	11

Fraud & Similar Irregularities	12

Harassment	13

Health & Safety	14

Inside Information and Securities Trading	15

Political Activities & Contributions	16

Acknowledgment of Receipt	17

A Letter to Directors and Employees on the Importance of Following the
Code of Business Conduct

Dear Directors and Employees,

The influx of gold and silver from the New World to Europe has been associated with the rise of capitalism in the West.  Equally important, however, was the Protestant notion of pre-destination as preached by Calvin and Zwingli: They believed that whether or not a person was in a state of “grace” was pre-determined.  The way you led your life was a sign of being in a state of grace, or not.  Therefore people who didn’t lie, kept their word, written or oral, didn’t cheat, steal, were humble, worked hard, did not participate in hedonistic activities, and above all succeeded in business “knew”, as did everyone around them, that they were in a state of grace.  The integrity of contractual agreements, honesty, giving a productive day’s work for a day’s pay, humility in the face of hubris, etc., were as necessary an element to the development and success of capitalism as was the gold and silver bullion from the New World.

Prospect is a capitalistic enterprise.  We have competitors for our contracts, our physicians, and the patients we manage.  To stay in business we need to make a profit.  We need to be in a state of grace.  We get there in part by being ethical and practicing the behavior I have alluded to above.  This handbook will give a concise description of our Company’s journey and will give you values and guidelines for the type of behavior Prospect wishes to be known by in the business and medical community.  We as a Company take breaches of this code and deviations from honesty and forthrightness in our business dealings very seriously.  We believe that adherence to them will promote the success of our Company and our collective economic security.

Sincerely,

Jacob Y. Terner, M.D.
Chairman of the Board and Chief Executive Officer
Prospect Medical Holdings, Inc.

A Message to Directors and Employees:

As Directors and employees of Prospect, we are responsible for conducting the business affairs of the Company in accordance with applicable laws, in a moral and honest manner, and with the highest professional and ethical standards.

To make certain that we understand what is expected of us, Prospect and the Board of Directors have adopted the following policies.

The Code of Business Conduct / Ethical Business Practice, and subsequent policies (the “Code”) included herein contain commonsense rules of conduct.  I ask that you read them carefully and completely, because it is essential that you fully comply with these policies in the future.  If you have any questions, talk them over with your manager or another member of management.  If you still have questions, you may contact me directly.

Please sign the acknowledgment page confirming you have received the Code, understand it represents mandatory policies of the Company and agree to abide by it.  Return the signed copy to the Human Resources Department where it will be placed in your personnel file and keep the Code for future reference.

Thank you for your kind attention to this matter.

Sincerely,

Linda Hodges
Executive Vice President and Corporate Compliance Officer
Prospect Medical Holdings, Inc.

Code of Business Conduct
Ethical Business Practice

Directors and employees of Prospect, its subsidiaries, and affiliated companies (the “Company”) are to conduct their business affairs in accordance with the highest ethical standards.  Policies are to be applied in good faith with reasonable business judgment to enable the Company to achieve its operating and financial goals within the framework of the Law.  Directors and employees shall not conduct themselves in a manner that is directly or indirectly detrimental to the best interests of the Company or in a manner which would bring financial or any other gain to any Director or employee at the expense of Prospect.  Moral as well as legal obligations will be fulfilled openly, promptly, and in a manner that will reflect pride on the Company’s name.

Agreements, whether contractual or verbal, will be honored.  No bribes, bonuses, kickbacks, lavish entertainment, or gifts will be exchanged for special position, price, or privilege.  It is Company policy that contracts are reviewed by legal counsel.  By contract, we mean each agreement, memorandum of understanding, or other document or arrangement that could reasonably be expected to impose an obligation.  Please bear in mind that your conduct and/or your conversations may have, under certain circumstances, the unintended effect of creating an obligation which the company cannot meet.

The Company requires Directors and employees to observe high standards of business and personal ethics in the conduct of their duties and responsibilities.  Directors and employees must practice honesty and integrity in every aspect of dealing with other Directors and employees, the public, the business community, stockholders, customers, members and government authorities.

Directors and employees will maintain the confidentiality of the Company’s sensitive or proprietary information and will not use such information for their personal benefit or the benefit of another person or entity.

Directors and employees shall refrain, both during and after their employment, from publishing any oral or written statements about the Company or any of its Directors or employees that are slanderous, libelous or defamatory.  Statements disclosing private or confidential information about their business affairs or constituting an intrusion into their private lives should be avoided.

Directors and employees will comply with the executive stock ownership requirements set forth by the Board of Directors.

The Company prohibits unlawful discrimination against Directors and employees, stockholders, members, customers or suppliers on account of race, color, age, sex, religion or national origin.  All persons shall be treated with dignity and respect and they shall not be interfered with in the conduct of their duties and responsibilities.

Directors and employees should not be misguided by any sense of loyalty to the Company or a desire for profitability that might cause them to disobey any applicable law or Company policy.  Illegal behavior on the part of any Director or employee in the performance of Company duties will not be condoned or tolerated.

The Company is committed to evaluating the effectiveness of the Code through various efforts on an ongoing basis.  To identify areas that are deficient or need to be improved the Corporate Compliance Officer considers: Audit Committee findings; departmental audit reports; Corrective Action Plans (which are a result of regulatory audits performed quarterly); routine audits conducted by Management; and the review of departmental policies and procedures.  Through these processes, we are continuously assessing the effectiveness of the program and finding ways to improve it.

Adherence to and support of the Code is a condition of employment.  Violation may result in disciplinary action, which may include termination.

The Code of Business Conduct and Ethical Business Practice will be distribuued to new Directors and employees and be distributed again to all Directors and employees annually at the beginning of each calendar year.  Directors and employees are required to sign the acknowledgment confirming they have received the Code, read it and understand it represents mandatory policies of the Company and agree to abide by it.  The Company welcomes any suggestions to help improve its business conduct.

Directors and employees can report violations of the Law or the Code by calling the Ethics and Compliance Hotline at 1 (877) 888-0002.  The Hotline is open 24 hours a day, 7 days a week, and is operated by an independent company.  Directors and employees may remain anonymous and translators are available.

Approved by the Board of Directors on February 20, 2004.

Antitrust & Competition

No Director or employee of the Company shall enter into any understanding, agreement, plan or scheme, express or implied, formal or informal, with any competitor to fix prices, contract terms, territories or customers:  The Chief Executive Officer must authorize any discussion with competitors in connection with a project in which the competitor is an alliance partner, joint venturer or subcontractor.

Directors and employees responsible for the conduct or practices of the Company which could in any way involve antitrust or anti-competitive activities should consult with their manager or another appropriate member of management about such matters.

There shall be no exception to this Policy, nor shall it be compromised or qualified by anyone acting for or on behalf of the Company.

Approved by the Board of Directors on February 20, 2004.

Bribery

The Company prohibits payment to suppliers or customers in the form of bribes, kickbacks or payoffs.  Directors and employees are also prohibited from receiving, directly or indirectly from a third party, anything of a significant value (other than salary or other ordinary compensation paid by the Company) in connection with a transaction entered into by the Company.

The Company also prohibits Directors and employees from paying any bribe, kickback or other similar unlawful payment to, or otherwise entering into a sensitive transaction with, any public official, political party, candidate for public office or other individual, to secure any contract, concession or other favorable treatment for the Company or for personal gain.  Any extraordinary payments, including extravagant entertainment or gifts of significant value (in general this means the cost will not exceed $100), for the express purpose of obtaining or retaining business or unduly influencing some matter in favor of the Company is prohibited.  Directors and employees who make such agreements are subject to appropriate action by the Company, as well as the legal consequences of applicable Law.

Bribes, kickbacks and payoffs include, but are not limited to: Gifts other than nominal value (in general this means the cost will not exceed $100); the uncompensated use of Company services, facilities or property; loans, or loan guarantees or other extensions of credit.

This Policy does not prohibit reasonable expenditures for meals and entertainment of suppliers and customers, which are an ordinary and customary business expense.  These expenditures should be included on expense reports and approved under standard Company procedures.

Approved by the Board of Directors on February 20, 2004.

Confidential Information

In carrying out the Company’s business, Directors and employees often learn confidential or proprietary information about the Company, its customers, suppliers or members.  An unauthorized disclosure could be harmful to the Company or helpful to a competitor.

Therefore, no Director or employee entrusted with or otherwise knowledgeable about information of a confidential or proprietary nature shall disclose or use that information outside the Company or for personal gain, either during or after employment without the valid and proper written authorization from the Company.

The company also works with proprietary data of suppliers, members and customers.  The protection of such data is of the highest importance and must be discharged with the greatest care for the Company to merit the continued confidence of such persons.  No Director or employee shall disclose or use confidential or proprietary information owned by someone other than the Company to non-employees without Company authorization, or disclose the information to others unless a need-to-know basis is established.

In general when describing or talking about Prospect, it is safe to mention what we do and not how we do it or how much it costs.

Approved by the Board of Directors on February 20, 2004.

Conflicts of Interest

Directors and employees have a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises.  Timely and proper disclosure of possible conflicts of interest that Directors and employees may have in connection with job duties and responsibilities is necessary to protect the best interests of the Company.  Possible conflict of interest situations should be promptly and fully disclosed to the Chief Executive Officer.

A conflict of interest may occur if outside activities, personal financial interests, or other interests influence one’s ability to make objective decisions in the course of their responsibilities as a Director or employee.  A conflict of interest may also exist if the demands of any outside activities hinder or distract Directors or employees from the performance of their responsibilities or cause the individual to use Company resources for other than Company business.

The Company has always been concerned with outside business interests of its Directors and employees that might possibly conflict with the interests of the Company.  An adequate definition of what constitutes a conflict of interest is most difficult.  However, the Company expects and requires Directors and employees to be honest and ethical in the handling of actual or apparent conflicts of interest between personal and business relationships.

There are certain situations which the Company will always consider to be a conflict of interest.  These occur if any person having a close personal relationship with the Director or employee, such as, spouse, parents, children, siblings, in-laws, any person living in the same home with the Director or employee or any business associate of the Director or employee:

1.                                       Obtains a significant financial or other beneficial interest in one of the Company’s suppliers, customers or competitors without first notifying the Company and obtaining written approval from the Chief Executive Officer;

2.                                       Engages in a significant personal business transaction involving the Company for profit or gain, without first notifying the Company and obtaining written approval from the Chief Executive Officer;

3.                                       Accepts money, gifts, hospitality, loans, guarantees of obligations or other special treatment from any supplier, customer or competitor of the Company;

4.                                       Participates in any sale, loan or gift of Company property without first notifying the Company and obtaining written approval from the Chief Executive Officer;

5.                                       Learns of a business opportunity through association with the Company and discloses it to a third party or invests in or takes the opportunity personally without first notifying the Company;

6.                                       Uses corporate property, information, or position for personal gain; or

7.                                       Competes with the Company.

Approved by the Board of Directors on February 20, 2004.

Equal Opportunity Employer

In its hiring and promotion policies, the Company is committed to providing equal opportunity to all qualified individuals.  The Company will endeavor to create a workforce that is a reflection of the diverse population of the communities in which it operates.

The Company will comply with applicable Law governing equal employment opportunities to assure that there is no unlawful discrimination against any employee or applicant.

This policy relates to all phases of employment, including recruitment, placement, hiring, promotion, transfer, compensation, benefits, training, and educational, social and recreational programs.  It covers all other personnel actions in all job categories and at all levels, including employment of qualified disabled individuals.  It is intended to provide employees with a working environment free of discrimination, harassment, intimidation or coercion relating directly or indirectly to race, color, religion, disability, sex, age or national origin.

An employee who believes he or she has been or is being subjected to discrimination should bring this matter to the attention of his or her immediate supervisor, department head or the Human Resources Director.  If Management receives a complaint of discrimination, they shall report the complaint immediately to the Human Resources Director.  Nothing in this Policy requires any employee complaining of discrimination to present the matter to the person who is the subject of the complaint.  All complaints of discrimination will be promptly investigated.  The privacy of the persons involved will be protected, except to the extent necessary to conduct a proper investigation.  If the investigation substantiates the complaint, immediate action will be taken to end the discrimination, prevent its recurrence and remedy the situation.

An employee who reports the matter pursuant to this Policy shall not be retaliated against or adversely treated because of the making of the report.

Approved by the Board of Directors on February 20, 2004.

Fraud & Similar Irregularities

Directors and employees are obligated to protect Company assets and ensure their efficient use.  Theft, carelessness and waste of Company assets by Directors and employees may result in their termination and other corrective actions by the Company.  Company assets shall be used only for the legitimate business purposes of the Company.

Fraud includes, but is not limited to, dishonest or fraudulent acts; embezzlement; misappropriation of assets; forgery or alteration of negotiable instruments such as Company checks and drafts; taking or using Company supplies or any other Company asset for a purpose other than Company business; unauthorized handling or reporting of Company transactions; and falsification of Company records or financial statements for personal reasons or any other reason.

Directors and employees are obligated to report any fraud, whether material or not to the Company.  Reports will be investigated promptly and discreetly.  Directors and employees will not suffer adverse consequences as a result of making such a report.  However, failure to report a fraud will have a direct negative effect on that person’s relations with the Company.

Approved by the Board of Directors on February 20, 2004.

Harassment

The Company considers harassment a serious act of misconduct and may subject an employee to disciplinary action, including immediate discharge.  Management who fail to report violations of which they become aware will be subject to disciplinary action, up to and including suspension and termination of employment.  The term “harassment” includes sexual, racial, ethnic, and other forms of harassment, including harassment based upon disability.

Some examples of what may be considered harassment, depending on facts and circumstances, include the following:

Sexual Harassment. Unwelcome sexual conduct or speech, whether verbal, written or physical, including, among other things, sexual advances, demands for sexual favors, or other conduct or speech of a sexual nature, whether or not it was designed or intended to promote an intimate relationship or to intimidate or provoke.

Racial Harassment. Unwelcome or derogatory comments regarding a person’s race, color, ancestry or ethnic heritage; or distribution, including by email or other electronic media, or display in any Company work area, of written or graphic material of this type.

Physical Harassment. Hitting, pushing, touching or other physical contact, inappropriate gestures or threats to take such action.

Any employee who believes he or she is being harassed should tell the offending party that he or she objects to that conduct.  This often solves the problem.  However, if an employee is not comfortable confronting the offending party (or if the offending party’s unwelcome conduct continues), the employee should advise his or her immediate supervisor.  If the immediate supervisor has not taken what the employee regards as appropriate action to solve the problem, the employee should notify the Human Resources Director.

This policy will be strictly enforced.  Complaints will be investigated promptly and discreetly.  Directors and employees will not suffer adverse consequences as a result of reporting any act of harassment.

Approved by the Board of Directors on February 20, 2004.

Health & Safety

Health and safety is a primary goal of the Company.  The Company will comply with all applicable Laws to protect the health and safety of its employees in the workplace.  Management shall take such actions as are reasonable and necessary to protect Directors, employees and the Company.

To maintain a safe workplace employees must be safety conscious at all times.  Employees must advise their Supervisor or the Human Resources Director if they are aware of any condition presenting a danger so that corrective action may be taken to remove the danger.

Employees should report personal injury, however minor, to the Human Resources Department immediately.  First aid kits are readily available in all work areas.  In case of emergency, the first person in contact with the injured or ill worker will be responsible for seeking help.  The Human Resources Department will assist in obtaining treatment for the injured worker.

Approved by the Board of Directors on February 20, 2004.

Inside Information and Securities Trading

Employees and Directors should never buy or sell the Company’s equity securities (including options) if they have material non-public information or “inside information” regarding the Company. Material non-public information or “inside information” is any information which is not public and which, if disclosed, can reasonably be expected to have an effect on the market price of the securities of the Company. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material.

Employees and Directors who are aware of inside information regarding the Company must wait until this information has been fully disclosed to the public before trading in the Company’s stock.  Full public disclosure generally means disclosure via a report filed by the Company with the Securities and Exchange Commission or a widely distributed press release followed by publication in the media, followed, in either case, by three or more days for distribution and interpretation of the information. Anyone who is unsure whether information is material or has been released to the public should contact the Corporate Compliance Officer to confirm before trading.

Employees and Directors must never disclose material inside information to anyone other than persons within the Company whose positions require them to know the information.  In particular, material information that could be used for securities transactions should never be provided to others.  “Tipping” – providing inside information to others – violates the obligation of employees and Directors to maintain the confidentiality of Company information and can result in violation of the federal securities laws.  Confidential corporate plans or developments must never be discussed with “outsiders” (including family members and friends) or other employees who do not require the information to properly fulfill their duties.

No preferential treatment may be given to any stockholder, potential investor, securities analyst, broker, or other market professional. Therefore, before releasing to any such person any material financial or operating data relating to the Company, that information must be available to the public generally.  Selective disclosure of any material non-public information about the Company is prohibited except as permitted by law.

Approved by the Board of Directors on March 31, 2005.

Political Activities & Contributions

The Company encourages participation in the political process by its Directors and employees.  The federal government and some states have, however, enacted Laws regulating campaign contributions in order to limit the political influence of certain types of contributors, such as corporations, to political candidates and participation in political campaigns.

The Company will comply with applicable Laws regulating political influence and campaign contributions.

The Company believes strongly in the democratic political process and that its Directors and employees should take an active interest in fostering principles of good government in the communities in which they live.  Directors and employees may spend their own time and funds supporting political candidates and issues but the Company will not reimburse them for time or funds used for political contributions.

No Director or employee shall apply pressure, direct or implied, that infringes upon an individual’s right to decide whether, to whom and in what amount a personal political contribution is to be made.

Directors and employees who represent the Company in political and governmental matters must comply with all Laws that regulate corporate participation in public affairs.

When permitted by Law and authorized by the Chief Executive Officer, Company funds and facilities may be used to inform or influence the voting public on an issue of importance to the business of the Company and its stockholders.

If a Director or employee is asked to make a political contribution and he or she has questions regarding this policy or applicable Law, they should consult with the Corporate Compliance Officer.

Approved by the Board of Directors on February 20, 2004.

Code of Business Conduct and Ethical Business Practice

Acknowledgment of Receipt

I certify that I have received the Prospect Medical Code of Business Conduct and Ethical Business Practice, understand it represents mandatory policies of the Company and agree to abide by it.

Name (please print):

Signature:

Social Security Number:

Date: